EXHIBIT 99.2






FOR IMMEDIATE RELEASE

                       ActiveCore Announces Acquisition of
                           C COMM NETWORK CORPORATION
                           --------------------------

TORONTO, CANADA - MAY 7, 2004 - IVP Technology Corp. (OTCBB: TALL), d.b.a. ActiveCore Technologies, Inc., announced today that it has acquired all the issued shares of C Comm Network Corporation, a privately held Toronto based company, effective May 6, 2004. The purchase price, approximately USD 475,000, will be satisfied by issuance of ActiveCore shares.

C Comm is a corporate message broadcasting service which employs communication media such as Facsimile, Voice, SMS text, MMS graphics and e-mail to deliver dedicated messages to an organization's customers, partners, employees and other stakeholders in the mode preferred by the recipient. C Comm's outbound messaging capability provides ActiveCore with a key technology infrastructure platform which will combine with the capabilities of its DynaPortal and ActiveLink products. The company will begin marketing C Comm's capabilities under the product category "ActiveCast". Using ActiveCast the company will begin to offer a complete range of inbound data capture, legacy data base access, and outbound messaging products and services.

Brian MacDonald, Chairman and CEO of ActiveCore said "We believe that the addition of C Comm's existing customer base will allow our revenue from this portion of our business to reach approximately USD 1 million by the end of the current fiscal year. Revenue from this division will be recurring and brings with it a high profit margin. In the last week we also added four additional experienced sales personnel to augment C Comm's existing sales force."

Robert Schieren, spokesman for C Comm Network Corporation commented "we are very excited by the purchase of our company by ActiveCore and by the ability to link our technology and customers with ActiveCore's portal and data base integration capabilities. Companies such as J2 Global and Xpedite have already demonstrated that linking back office systems through specialty portals to outbound communication media is a powerful tool for creating truly "Smart" enterprises. ActiveCore's growing customer base in health care, financial services and government provide the perfect market sectors for rapid expansion."

ABOUT ACTIVECORE TECHNOLOGIES, INC.
IVP Technology Corporation, d.b.a. ActiveCore Technologies, Inc. develops, sells and implements its own "Smart Enterprise" suite of products. These products consist of web portal, enterprise and mobile components and applications which give organizations of all sizes the capability to "integrate, enable and extend" back office systems to connect to customers and stakeholders. ActiveCore also operates under the name MDI Solutions, as an IT and specialized integration service primarily to the healthcare industry. For information about ActiveCore contact Brian MacDonald at (416) 252-6200. Detailed information about ActiveCore can be found on the website WWW.ACTIVECORE.COM.

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STATEMENTS  CONTAINED IN THIS NEWS RELEASE  REGARDING IVP TECHNOLOGY AND PLANNED
EVENTS ARE FORWARD-LOOKING STATEMENTS, SUBJECT TO UNCERTAINTIES AND RISKS, MANY OF WHICH ARE BEYOND IVP TECHNOLOGY'S CONTROL, INCLUDING, BUT NOT LIMITED TO, RELIANCE ON KEY MARKETS, SUPPLIERS, AND PRODUCTS, CURRENCY FLUCTUATIONS, DEPENDENCE ON KEY PERSONNEL AND TRADE RESTRICTIONS, EACH OF WHICH MAY BE IMPACTED, AMONG OTHER THINGS, BY ECONOMIC, COMPETITIVE OR REGULATORY CONDITIONS. THESE AND OTHER APPLICABLE RISKS ARE SUMMARIZED UNDER THE CAPTION "RISK FACTORS" IN IVP TECHNOLOGY'S REGISTRATION STATEMENT ON FORM SB-2 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 2003. FORWARD-LOOKING STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. AS A RESULT, ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON MANY FACTORS, INCLUDING THOSE DESCRIBED ABOVE.